Exhibit 99.(j)

EXHIBIT (j)

Consent of Ernst & Young LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our reports dated April 25, 2007 on the financials statements and financial highlights of The Weitz Funds in Post-Effective Amendment Number 12 to the Registration Statement (Form N-1A, No. 333-107797), included in the Annual Reports to Shareholders for the fiscal year ended March 31, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP
Columbus, Ohio
July 27, 2007